SIXTH AMENDMENT TO THE
SANDERSON FARMS, INC. AND AFFILIATES
EMPLOYEE STOCK OWNERSHIP PLAN
THIS SIXTH AMENDMENT is made and entered into by Sanderson Farms, Inc. (the “Corporation”) as set forth herein.
WHEREAS, the Corporation maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “Plan”); and
WHEREAS, the Corporation desires to amend the Plan to revise provisions regarding hardship distributions in connection with final Treasury Regulations and to specify a minimum threshold for diversification elections.
NOW, THEREFORE, pursuant to the provisions of Section 12.1 of the Plan, the Plan is hereby amended, effective as of the dates set forth herein, as follows:
1.Section 7.9 is revised to read as follows, effective as of January 1, 2020:
(a) A Participant who is an Employee and is fully vested in his Accounts may make written application to withdraw all or part of the Participant's Account balances pursuant to this Section 7.9. Distribution of such withdrawal shall be made to the Participant in a lump sum payment of whole shares of Qualifying Employer Securities, plus cash for fractional shares, as soon as practicable after the withdrawal is approved by the Administrative Committee.
(b) A Withdrawal from a Participant’s Account pursuant this Section 7.9 shall not exceed the lesser of:
(1) the Participant's Account balances; or
(2) the amount necessary to satisfy the immediate and heavy financial need of the Participant, subject to the limitations of this Section.
(c) Any withdrawal made pursuant to this Section shall be deemed to be on account of an immediate and heavy financial need of the Participant if the withdrawal is for:
(1) Expenses for (or necessary to obtain) medical care that would be deductible by the Participant under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(3) Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents (as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(4) Payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence;

(5) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 and without regard to Code Section 152(d)(1)(B));

(6) Expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Code Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income);

(7) Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or

(8) Such other circumstances as the Commissioner of Internal
Revenue may, through the publication of revenue rulings, notices, and other documents of general applicability, determine constitute immediate and heavy financial needs for purposes of Code Section 401(k).

(d) A distribution will be treated as necessary to satisfy an immediate and heavy financial need if the following conditions are satisfied:
(1) Distribution does not exceed amount of need. A distribution is treated as necessary to satisfy an immediate and heavy financial need of a Participant only to the extent the amount of the distribution is not in excess of the amount required to satisfy the financial need. For this purpose, the amount required to satisfy the financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

(2) No alternative means reasonably available. A distribution is not treated as necessary to satisfy an immediate and heavy financial need of a Participant unless the Participant has obtained all other currently available distributions (including distributions of ESOP dividends under Code Section 404(k), but not hardship distributions) under the Plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Employer. The Participant must represent (in writing, by an electronic medium within the meaning of Regulation Section 1.401(a)-21(e)(3), or in such other form as may be prescribed by law) that he or she has insufficient cash or other liquid assets reasonably available to satisfy the need. The Administrative Committee may rely on the Participant’s representation unless the Administrative Committee has actual knowledge to the contrary.
(e) A Participant may make a hardship withdrawal under this Section 7.9 for expenses described in (c)(1), (3), or (5) above incurred by the Participant’s primary Beneficiary, provided that all other applicable requirements of this Section 7.9 are satisfied. For this purpose, a Participant’s primary Beneficiary is an individual who is designated as the Participant’s Beneficiary and has an unconditional right to all or a portion of the Participant’s Account balances upon the Participant’s death.
2.The following is added as Section 7.11(f), effective as of November 1, 2019:
Notwithstanding anything in this Section to the contrary, no diversification shall be permitted with respect to Accounts of Participants to which Qualifying Employer Securities with a fair market value of less than $500 has been allocated. For this purpose, fair market value is determined as of the Valuation Date immediately preceding the first day on which a Qualified Participant is eligible to make the diversification election under this Section.
3.Except as otherwise provided in this Sixth Amendment, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has executed this Sixth Amendment to the Plan on this 16th day of January, 2020, effective as set forth herein.

              SANDERSON FARMS, INC.

              By: /s/ D. Michael Cockrell

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